Exhibit 10.65

EXECUTION VERSION

CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as of December 28, 2017 (as amended, modified or supplemented from time to time, this “Agreement”), is entered into by and between AMYRIS, INC., a Delaware corporation, whose principal place of business is 5885 Hollis Street, Ste. 100, Emeryville, California 94608 (the “Company”), and DSM Finance BV, a Netherlands private company with limited liability, whose principal place of business is Het Overloon 1, 6411 TE Heerlen, the Netherlands (the “Lender” and, together with the Company, the “Parties”).

RECITALS

A. In connection with the business cooperation between the Company and the Lender, the Lender has agreed to purchase from the Company, and the Company has agreed to sell to the Lender, an unsecured note having a principal amount of Twenty-Five Million United States Dollars ($25,000,000) (the “Note).

B. Capitalized terms not defined in Section 6 hereof or otherwise defined herein shall have the meaning set forth in the form of Note (as defined below) attached hereto as Exhibit A.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, and the representations, warranties, and conditions set forth below, the Parties, intending to be legally bound, hereby agree as follows:

1.	Purchase and Sale of the Note.

(a)	The sale and purchase of the Note shall take place at a closing (the “Closing”), to be held at the offices of Shearman & Sterling LLP, 535 Mission Street, 25th Floor, San Francisco, CA 94105 on the date hereof as soon as reasonably practicable following the execution and delivery of this Agreement (the day on which the Closing takes place being the “Closing Date”). At the Closing, the Company will deliver the Note to the Lender against receipt by the Company of the principal amount of the Note at the Closing. The Note will be registered in the Lender’s name in the Company’s records.

(b)	The proceeds of the sale and issuance of the Note shall be used to repay all of the Company’s indebtedness outstanding, including principal and interest or other amounts due, pursuant to that certain Note, dated December 31, 2016, issued by the Company to Wutian Supply Chain Corporation Limited pursuant to that certain Credit Agreement, dated October 26, 2016, entered into by and between the Company and Guanfu Holding Co., Ltd. (such note, the “Guanfu Note”, and such credit agreement, the “Guanfu Credit Agreement”).

2.	Representations and Warranties of the Company. The Company represents and warrants to the Lender as of the date hereof and as of the Closing Date that:

(a)	Due Incorporation, Qualification, etc. Each of the Company and its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; (ii) has the power and authority to own, lease and operate its properties and carry on its business as now conducted; and (iii) is duly qualified, licensed to do business and in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified or licensed could reasonably be expected to have a Material Adverse Effect.

(b)	Authority. The execution, delivery and performance by the Company of this Agreement and the Note and the consummation by the Company of the transactions contemplated hereby and thereby (i) are within the power of the Company and (ii) have been duly authorized by all necessary corporate actions on the part of the Company.

(c)	Enforceability. This Agreement and the Note have been duly executed and delivered by the Company and each of this Agreement and the Note constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, except in each case as may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(d)	Non-Contravention. The execution and delivery by the Company of this Agreement and the Note and the performance and consummation by the Company of the transactions contemplated hereby and thereby do not and will not (i) violate the certificate of incorporation or bylaws of the Company or any judgment, order, writ, decree, statute, rule or regulation applicable to the Company; (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any mortgage, indenture, agreement, instrument or contract to which the Company is a party or by which it is bound except to the extent such violation, breach or acceleration could not reasonably be expected to result in a Material Adverse Effect; or (iii) result in the creation or imposition of any Lien upon any property, asset or revenue of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any permit, license, authorization or approval applicable to the Company, its business or operations, or any of its assets or properties except to the extent such suspension, revocation, impairment, forfeiture or nonrenewal could not reasonably be expected to have a Material Adverse Effect.

(e)	Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or other Person is required in connection with the execution and delivery by the Company of this Agreement and the Note and the performance and consummation by the Company of the transactions contemplated hereby and thereby, except for those already obtained.

(f)	No Violation or Default. None of the Company or any of its Subsidiaries is in violation of or in default with respect to (i) its certificate of incorporation or bylaws or any judgment, order, writ, decree, statute, rule or regulation applicable to such Person; or (ii) any mortgage, indenture, agreement, instrument or contract to which such Person is a party or by which it is bound (nor is there any waiver in effect which, if not in effect, would result in such a violation or default), where, in each case, such violation or default, individually, or together with all such violations or defaults, could reasonably be expected to have a Material Adverse Effect.

(g)	Litigation. No actions (including, without limitation, derivative actions), suits, proceedings or investigations are pending or, to the actual knowledge of the Company, threatened against the Company or any of its Subsidiaries at law or in equity in any court or before any other governmental authority which (i) would reasonably be expected (alone or in the aggregate) to have a Material Adverse Effect or (ii) seeks to enjoin, either directly or indirectly, the execution, delivery or performance by the Company of this Agreement and the Note or the transactions contemplated hereby and thereby.

(h)	Properties. Each of the Company and its Subsidiaries owns or leases all such properties, including lands, buildings, machinery and production equipment, as are necessary to the conduct of its operations as presently conducted. Each of the Company and its Subsidiaries has good, marketable and legal title to, or a good, marketable and valid leasehold interest in, all of its material properties and assets, and all such properties are free of any Liens other than as disclosed in the Company’s public filings. Neither the Company nor any of its Subsidiaries has received any notice of proceedings relating to its properties which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect.

(i)	Labor. No labor problem or dispute with the employees, including management, of the Company or any of its Subsidiaries exists or is threatened or imminent, except as would not have a Material Adverse Effect.

(j)	Commission Filings. The Company has timely filed (subject to 12b-25 filings with respect to certain periodic filings) all reports, schedules, forms, statements and other documents required to be filed by it with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the reporting requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) (all of the foregoing filed with the Commission prior to the date hereof and all financial statements and schedules thereto and documents incorporated by reference therein, being hereinafter referred to herein as the “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the Commission, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(k)	Other Regulations. None of the Company or its Subsidiaries is subject to regulation under the U.S. Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur indebtedness.

(l)	No Note Registration. The Company is under no obligation to effect any registration of the Note under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws with respect to the Note or to file for or comply with any exemption from registration.

(m)	Intellectual Property. The Company and each of its Subsidiaries owns, or is licensed to use, all intellectual property necessary to conduct its business as currently conducted except for such intellectual property the failure of which to own or license would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Company, (a) the conduct and operations of the businesses of the Company and each of its Subsidiaries does not infringe, misappropriate, dilute or violate any intellectual property owned by any other Person and (b) no other Person has contested any right, title or interest of the Company or any of its Subsidiaries in, or relating to, any intellectual property, other than, in each case, as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(n)	Solvency. Except as set forth on Schedule 2(n), on the Closing Date, both before and after giving effect to (a) the sale and purchase of the Note, (b) the disbursement of the proceeds of the Note to or as directed by the Company, (c) the consummation of the transactions contemplated to occur on the Closing Date under the Quota Purchase Agreement and (d) the payment and accrual of all transaction costs in connection with the foregoing, the Company will not be Insolvent.

For the purposes of the above clause (n), “Insolvent” means, with respect to any Person as of any date of determination, that, as of such date, (i) the present fair saleable value of such Person’s assets is less than the amount required to pay such Person’s total indebtedness, (ii) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) such Person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is currently proposed to be conducted.

(o)	Material Adverse Effect. Since December 31, 2017, there has been no Material Adverse Effect or any event or circumstance which would reasonably be expected to result in a Material Adverse Effect.

3.	Representations and Warranties of the Lender. The Lender represents and warrants to the Company as of the date hereof and as of the Closing Date that:

(a)	Binding Obligation. The Lender has full legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement and the Note is a valid and binding obligation of the Lender, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(b)	Securities Law Compliance. The Lender is purchasing the Note for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof. Lender has received or has had full access to all of the information necessary and appropriate to make an informed investment decision. The Lender is an accredited investor as such term is defined in Rule 501 of Regulation D under the Securities Act. The Lender acknowledges that it can bear the economic risk of the investment in the Note.

(c)	Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or other Person is required in connection with the execution and delivery by the Lender of this Agreement and the performance and consummation by the Lender of the transactions contemplated hereby and thereby, except for those already obtained.

(d)	Source of Funds. The funds provided by the Lender to the Company in connection with this Agreement and the Note are in full compliance with the money laundering statutes of all jurisdictions to which the Lender is subject, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency having jurisdiction over the Lender.

(e)	No Note Registration. The Lender is under no obligation to effect any registration of the Note under the Securities Act, or any state securities laws with respect to the Note or to file for or comply with any exemption from registration.

4.	Conditions to Obligations of the Lender. The Lender’s obligations at the Closing are subject to the fulfillment, on or prior to the Closing Date, of all of the following conditions, any of which may be waived in whole or in part by the Lender:

(a)	Representations and Warranties. The representations and warranties made by the Company in Section 2 hereof shall have been true and correct when made.

(b)	Governmental Approvals and Filings. Except for any notices required or permitted to be filed after the Closing Date with certain federal and state securities commissions, the Company shall have obtained all governmental approvals required in connection with the lawful sale and issuance of the Note.

(c)	Legal Requirements. At the Closing, the sale and issuance by the Company, and the purchase by the Lender, of the Note shall be legally permitted by all laws and regulations to which the Lender or the Company is subject.

(d)	Transaction Documents. The Company shall have duly executed and delivered to the Lender this Agreement and the Note.

(e)	No Event of Default. After giving effect to the sale and issuance of the Note and the repayment in full of all outstanding indebtedness of the Company under the Guanfu Note on the Closing Date, no Event of Default shall exist.

(f)	Other Transactions. All conditions to the closing of the transactions pursuant to the Quota Purchase Agreement, dated as of November 17, 2017, between the Company, AB Technologies LLC, and DSM Produtos Nutricionais Brasil S.A. (as it may be amended from time to time in accordance with its terms, the “Quota Purchase Agreement”) (other than those conditions related to the issuance of the Note) shall have been satisfied or waived by the parties to the Quota Purchase Agreement.

5.	Conditions to Obligations of the Company. The Company’s obligations at the Closing are subject to the fulfillment, on or prior to the Closing Date, of the following conditions, any of which may be waived in whole or in part by the Company:

(a)	Representations and Warranties. The representations and warranties made by the Lender in Section 3 hereof shall be true and correct as of the Closing Date.

(b)	Governmental Approvals and Filings. Except for any notices required or permitted to be filed after the Closing Date with certain federal and state securities commissions, the Lender shall have obtained all governmental approvals required in connection with the lawful sale and issuance of the Note.

(c)	Legal Requirements. At the Closing, the sale and issuance by the Company, and the purchase by the Lender, of the Note shall be legally permitted by all laws and regulations to which the Lender or the Company are subject.

(d)	Purchase Price. The Lender shall have delivered to the Company the principal amount of the Note.

(e)	Approvals. The Company shall have obtained all approvals required in connection with this Agreement and the transactions contemplated hereby..

6.	Definitions. As used in this Agreement, the following capitalized terms have the following meanings:

“Lien” means, with respect to any property, any security interest, mortgage, pledge, lien, claim, charge or other encumbrance in, of, or on such property or the income therefrom, including, without limitation, the interest of a vendor or lessor under a conditional sale agreement, capital lease or other title retention agreement, or any agreement to provide any of the foregoing, and the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any jurisdiction.

“Material Adverse Effect” means a material adverse effect on the ability of the Company to pay or perform the Obligations in accordance with the terms of the Note and to avoid an Event of Default, or an event which, with the giving of notice or the passage of time or both, would constitute an Event of Default.

“Obligations” means all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Company to the Lender under the Note of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), now existing or hereafter arising under or pursuant to the terms of the Note, including all principal, interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by the Company thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

7.	Miscellaneous.

(a)	Waivers and Amendments. Any provision of this Agreement may be amended, waived or modified only upon the written consent of the Company and the Lender.

(b)	Governing Law. This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law provisions of the State of New York or of any other jurisdiction.

(c)	Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or the Note or the subject matter hereof or thereof, including, but not limited to, any contractual, pre-contractual or non-contractual rights, obligations or liabilities and any question or dispute regarding the existence, validity, formation, effect, interpretation, performance, breach, termination or invalidity hereof or thereof (a “Dispute”), shall be finally settled by arbitration. Any arbitration initiated in connection with this Section 7(c) shall be conducted by the New York office of the American Arbitration Association (“AAA”) in accordance with AAA Commercial Rules in effect at the time of applying for arbitration (“AAA Rules”), except as the AAA Rules conflict with the provisions of this Section 7(c), in which event the provisions of this Section 7(c) shall control. The arbitration tribunal shall consist of three (3) arbitrators, one (1) to be appointed by the claimant, one (1) to be appointed by the respondent and the two (2) arbitrators so appointed shall jointly appoint the third arbitrator. The tribunal shall decide any dispute submitted by the Parties strictly in accordance with the substantive law of the State of New York and shall not apply any other substantive law. Subject to the agreement of the tribunal, any Dispute(s) which arise subsequent to the commencement of arbitration of any existing Dispute(s) shall be resolved by the tribunal already appointed to hear the existing Dispute(s). The arbitration award shall be final, conclusive and binding on each party as from the date rendered. Judgment upon any arbitration award may be entered and enforced in any court having jurisdiction over a party or any of its assets.

(d)	Survival. The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement.

(e)	Successors and Assigns. Subject to the restrictions on transfer described in Sections 7(f) and 7(g) below, the rights and obligations of the Company and the Lender hereunder and under the Note shall be binding upon and inure to the benefit of the successors, assigns, heirs, administrators and transferees of the Parties.

(f)	Registration, Transfer and Replacement of the Note. The Note issuable under this Agreement shall be issued in registered form. The Company will keep, at its principal executive office, books for the registration and registration of transfer of the Note. Prior to presentation of the Note for registration of transfer, the Company shall treat the Person in whose name the Note is registered as the owner and holder of the Note for all purposes whatsoever, whether or not the Note shall be overdue, and the Company shall not be affected by notice to the contrary. Subject to any restrictions on or conditions to transfer set forth in the Note, the holder of the Note, at its option, may in person or by duly authorized attorney surrender the same for exchange at the Company’s chief executive office, and promptly thereafter and at the Company’s expense, except as provided below, receive in exchange therefor one or more new Note(s), each in the principal requested by such holder, dated the date to which interest shall have been paid on the Note so surrendered or, if no interest shall have yet been so paid, dated the date of the Note so surrendered and registered in the name of such Person or Persons as shall have been designated in writing by such holder or its attorney for the same principal amount as the then unpaid principal amount of the Note so surrendered. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of the Note and (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it; or (b) in the case of mutilation, upon surrender thereof, the Company, at its expense, will execute and deliver in lieu thereof a new Note executed in the same manner as the Note being replaced, in the same principal amount as the unpaid principal amount of the Note and dated the date to which interest shall have been paid on the Note or, if no interest shall have yet been so paid, dated the date of the Note.

(g)	Assignment by the Company; Assignment by the Lender. Neither this Agreement nor the Note nor any of the rights, interests or obligations hereunder or thereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of the Lender. The Lender will not assign, by operation of law or otherwise, this Agreement or the Note or any of its rights, interests or obligations hereunder or thereunder without the prior written consent of the Company, except to an Affiliate of the Lender.

(h)	Entire Agreement. This Agreement together with the Note constitute the full and entire understanding and agreement and supersedes any previous written or verbal agreements between the Parties with regard to the subject matter hereof and thereof.

(i)	Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the Parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

If to the Company, to:

Amyris, Inc.
5885 Hollis St., Ste. 100
Emeryville, CA 94608
Attention: General Counsel
Telecopy No.:

with a copy to:

Shearman & Sterling LLP
535 Mission St., 25th Floor
San Francisco, CA 94105
Attention:
Telecopy No.:

If to the Lender, to:

DSM  Finance BV
Het Overloon 1
6411 TE Heerlen
the Netherlands
Attention: General Counsel
with a copy to:

Latham & Watkins, LLP
330 North Wabash Avenue, Suite 2800
Chicago, Illinois 60611
Telecopy No.:
Attention:

(j)	Severability of this Agreement. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(k)	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

COMPANY:

AMYRIS, INC.

By: /s/ John Melo
Name: John Melo
Title: President and Chief Executive Officer

LENDER:

DSM  FINANCE BV

By:
Name:
Title:

[Credit Agreement Signature Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

COMPANY:

AMYRIS, INC.

By:   _________________

Name: John Melo
Title: President and Chief Executive Officer

LENDER:

DSM  FINANCE BV

By: /s/ Bruno Muller
Name: Bruno Muller
Title: Proxy-Holder

[Credit Agreement Signature Page]

DISCLOSURE SCHEDULE

TO THE

CREDIT AGREEMENT

Between

AMYRIS, INC.

and

DSM FINANCE BV

Dated as of December 28, 2017

This Disclosure Schedule (this “Disclosure Schedule”) has been prepared and delivered in connection with the Credit Agreement (the “Agreement”), dated as of December 28, 2017, between Amyris, Inc., a Delaware corporation, (the “Company”) to DSM Finance BV, a Netherlands private company with limited liability (the “Lender”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

Section references are to Sections of the Agreement, unless otherwise specified. The headings in this Disclosure Schedule are for reference purposes only and shall not affect in any way the meaning or interpretation of this Disclosure Schedule.

The information provided in this Disclosure Schedule is being provided solely for the purpose of making disclosures to the Lender under the Agreement. In disclosing this information, the Company expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed herein.

Certain items and matters are listed in this Disclosure Schedule for informational purposes only and may not be required to be listed therein by the terms of the Agreement. In no event shall the listing of items or matters in this Disclosure Schedule be deemed or interpreted to broaden, or otherwise expand the scope of, the representations and warranties or covenants contained in the Agreement. The mere inclusion of an item in this Disclosure Schedule as an exception to a warranty (x) shall not be deemed an admission that such item represents a material exception or material event, circumstance, change, effect, development or condition or that such item would constitute a Material Adverse Effect and (y) shall not be construed as an admission by the Company of any non-compliance with, or violation of, any third-party rights (including any intellectual property rights) or any law or governmental order. No reference to, or disclosure of, any item or matter in any Section of this Disclosure Schedule shall be construed as an admission or indication that such item or matter is material or that such item or matter is required to be referred to or disclosed in this Disclosure Schedule. Without limiting the foregoing, no reference to or disclosure of a possible breach or violation of any contract, law or governmental order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

Section 2(n)

Solvency

With respect to subparagraph (i) of the definition of “Insolvent” under Section 2(n), the Company notes that it has not performed a valuation to determine the fair saleable value of its assets; however, the Company notes that its total indebtedness and its total liabilities as reflected in its unaudited balance sheet included in its Form 10-Q for the quarter ended September 30, 2017 exceed its total assets as reflected in such balance sheet. With respect to subparagraphs (ii), (iii) and (iv) of the definition of “Insolvent” under Section 2(n), reference is made to the SEC Documents, including without limitation the disclosures relating to the liquidity of the Company contained in “Notes to Unaudited Condensed Consolidated Financial Statements—Note 1. The Company—Liquidity,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources,” “Risk Factors—We have incurred losses to date, anticipate continuing to incur losses in the future, and may never achieve or sustain profitability” and “Risk Factors— We will require significant inflows of cash from product sales and collaborations and, if needed, financings to fund our anticipated operations and to service our debt obligations and may not be able to obtain such funding on favorable terms, if at all.”

EXHIBIT A

FORM OF NOTE